September 7, 2018
Mr. Jonathen Bell
529 West Pestalozzi Avenue
Egg Harbor City, NJ 08215

Re:	Severance Agreement and General Release
Dear Jon,
As we discussed, your employment with PREIT Services, LLC (the “Company”) is being terminated.
This Severance Agreement and General Release (“Agreement”) is a very important legal document. I encourage you to read it carefully and make certain that you understand and agree with it before you sign it.
Please note that some provisions of the Agreement apply whether or not you sign this Agreement. Other provisions apply only if you sign, or only if you do not sign. Throughout the Agreement, we have tried to make this distinction clear.
The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Agreement. The terms and conditions in Paragraph 2 will apply if you do not sign this Agreement within the time provided (or if you sign and revoke it). However, you will not be eligible to receive the payments and other benefits set forth in Paragraph 3 below unless you sign and do not revoke this Agreement. (Please see Paragraph 23 below for what it means to revoke this Agreement.)
You may consider for twenty-one (21) days whether you wish to sign this Agreement and General Release. You are encouraged to review the Agreement with your attorney.
1.General Terms of Termination. Regardless of whether you sign this Agreement:

(a)Your last day of employment was September 4, 2018 (the “Separation Date”). Effective on the Separation Date, you hereby resign from your position as Senior Vice President - Chief Accounting Officer and all other positions with the Company, PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (“Trust”), PREIT ASSOCIATES, L.P., a Delaware limited partnership, PREIT-RUBIN, INC., a Pennsylvania corporation (“PRI”), and/or any of their direct or indirect parents, subsidiaries, related or affiliated companies (“Affiliates”), or with any other entity with respect to which the Trust has requested you to perform services. Upon request by the Company, you shall execute all additional documents and take all additional actions necessary to effectuate or memorialize such resignations.

(b)You will be paid for all time worked up to and including your Separation Date. The Company will pay you for any accrued and unused personal time to which you are entitled under the Company policy on personal time as of the Separation Date.

(c)Your eligibility to participate in Company sponsored health and dental insurance as an employee of the Company will end effective September 30, 2018. However, you will be eligible to continue to participate in this insurance in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions. If you sign and do not revoke this Agreement, the Company will pay a portion of this cost for COBRA coverage, as described below in Paragraph 3(b).

(d)Your eligibility to participate in the Company’s other group insurance programs (for example, life, disability, vision and accidental death and dismemberment coverage) will end effective on the Separation Date.

(e)Your eligibility to participate in the Company-sponsored 401(k) plan will end effective on the Separation Date.

(f)You are required to comply with Paragraphs 10 (Prohibition on Your Using or Disclosing Confidential Information) and 11 (Company Property and Documents) below.

2.Terms if You Do Not Sign This Agreement. If you do not sign this Agreement within the period provided, or timely sign and revoke it:

(a)You will be paid a pro-rated bonus in the amount of $65,905, less withholding of all applicable federal, state and local taxes. However, if you sign and do not revoke this Agreement, the Company will pay you a bonus that is not pro-rated as provided in Paragraph 3(a) below.

(b)You will receive 2 weeks of severance pay at your regular rate of pay, less withholding of all applicable federal, state and local taxes.

(c)Your eligibility to receive the 4,890 restricted share units and dividend equivalent rights (“RSUs”) previously granted to you in 2018 pursuant to the Pennsylvania Real Estate Investment Trust Second Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”), and the 2,663 RSUs granted in 2016 and 2,912 RSUs in 2017 under the 2003 Plan, shall continue pursuant to the terms of the 2003 Plan and the respective award agreements granted to you under the 2003 Plan. However, if you enter into this Agreement, the 2,663 RSUs granted in 2016 and 2,912 RSUs in 2017 under the 2003 Plan shall terminate and be considered forfeited as provided in Paragraph 8.

(d)The payments described in Paragraph 2(a) and (b) above shall be made in accordance with the Company’s regular payroll practices on the Company’s first payroll pay date that is at least ten (10) days following the expiration of the 21 day period you have been provided to sign this Agreement.

3.Severance Benefits. If you sign and do not revoke this Agreement, the Company will do the following:

(a)The Company will pay you $347,390, which represents (i) 52 weeks of severance pay at your current base rate of pay as of your last day of employment ($250,000 per year), and (ii) an additional $97,390 in bonus, instead of the two (2) weeks of severance pay and pro-rated bonus described in Paragraph 2. Beginning on the Company’s first payroll pay date that is at least ten (10) days following the latter of the date: (i) the Company has received an executed copy of this Agreement; (ii) the Revocation Period set forth in Paragraph 23 below has expired without your having properly revoked this Agreement; and (iii) you have returned all Company property and documents in accordance with Paragraph 11 below, you will receive bi-weekly payments in 2018 and 2019 of $6,680.58 (less withholding of all applicable federal, state and local taxes in accordance with the Company’s regular payroll practices), and a final payment of any amounts still due you, if any, on the first regular paydate in 2020 (less withholding of all applicable federal, state and local taxes in accordance with the Company’s regular payroll practices). In the event the review and revocation period for this Agreement could cause the first payment to occur in either 2018 or 2019, the first payment shall not be made until the first payroll period which is in 2019.

(b)The Company will pay the entire monthly premium for your continued participation in the Company’s group health and dental coverage pursuant to COBRA for up to eighteen (18) months after your Separation Date, provided that you are eligible for and timely elect to receive COBRA coverage. Thereafter, if eligible, your continued participation in the Company’s group health and dental coverage pursuant to COBRA shall be at your sole expense. Notwithstanding the foregoing, the Company has no obligation to pay any portion of the premiums for such COBRA coverage in the event that you are eligible to receive or obtain alternative health insurance coverage during this eighteen (18) month period, which includes benefits that are equal to or greater than the COBRA coverage or if you are no longer eligible for COBRA coverage for any reason. During the period in which the Company pays your COBRA, it will continue your annual HSA contribution of $2,000.

(c)The parties agree and confirm that, as of the date of this Agreement, you have been awarded 14,336 unvested restricted shares of beneficial interest in PREIT (the “Restricted Shares”) pursuant to the 2003 Plan. The Company shall cause the Restricted Shares to immediately vest on the date this Agreement becomes effective and thereafter become payable as soon as practicable, less applicable taxes and withholdings, pursuant to the terms of the 2003 Plan and the respective award agreements granted to you under the 2003 Plan.

(d)Upon the effective date of this Agreement, the Company will enter into an agreement with CCI consulting to provide you with outplacement services for 6 months, which services will begin on a date to be determined by you.

(e)You will be granted ownership of your Company-issued iPhone, subject to your compliance with Paragraph 11 of this Agreement.

(f)You will not be eligible for the payments and other benefits described in this Paragraph 3 unless (i) you sign this Agreement no later than twenty-one (21) days after you receive it, promptly return the Agreement Human Resources Director Jacquelyne Batista (at the address below) and do not timely revoke the Agreement; and (ii) you return all Company property and documents in accordance with Paragraph 11 below.

4.General Release.

(a)In exchange for the Company’s payments and other benefits described in Paragraph 3, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.

(b)By agreeing to this General Release, you are waiving any and all Claims that can be waived, to the maximum extent permitted by law, which you have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following:

(i)any Claims having anything to do with your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

(ii)any Claims having anything to do with the termination of your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

(iii)any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind;

(iv)any Claims for reimbursement of expenses of any kind;

(v)any Claims for attorneys’ fees or costs;

(vi)any Claims under the Employee Retirement Income Security Act (“ERISA”);

(vii)any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information, domestic or sexual violence victim status, familial status, or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Genetic Information Non-Discrimination Act, the Americans with Disabilities Act, the Equal Pay Act, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance), and any Claims for retaliation under any of the foregoing laws;

(viii)any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act;

(ix)any Claims under the Immigration Reform and Control Act (“IRCA”);

(x)any Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act;

(xi)any Claims under the Fair Credit and Reporting Act;

(xii)any Claims under the laws of any state including but not limited to Pennsylvania or the local laws or ordinances of any county or city including Philadelphia;

(xiii)any Claims under the federal or any state constitution;

(xiv)any Claims for violation of public policy;

(xv)any whistleblower or retaliation Claims;

(xvi)any Claims for emotional distress or pain and suffering;

(xvii)any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, invasion of privacy, promissory estoppel, equitable estoppel and misrepresentation; and/or

(xviii)any other Claims for monetary relief or personal relief of any kind.

(c)The term “Releasees” includes: all and singularly, the Pennsylvania Real Estate Investment Trust, PREIT Services LLC, PREIT Associates, L.P., and any of their direct or indirect parent, subsidiary, related or affiliated companies, and each of their past and present employees, officers, directors, members, attorneys, partners, insurers, benefit plan fiduciaries and agents, and all of their respective predecessors, successors and assigns.

(d)Known and Unknown Claims. It is important that you understand that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

5.Non-Released Claims. The General Release in Paragraph 4 above does not apply to:

(a)Any Claims for vested benefits under any Company ERISA plan, including without limitation any 401(k) or other deferred compensation plan;

(b)Any Claims to require the Company to honor its commitments set forth in this Agreement, including in Paragraph 1 hereof, which commitments do not require your execution of this Agreement;

(c)Any Claims to determine the scope, meaning, effect or enforceability of this Agreement;

(d)Any Claims that arise after you have signed this Agreement; and

(e)Any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits and any other Claims that cannot be waived by a private agreement.

In addition, the General Release in Paragraph 4 is subject to and limited by your retained rights in Paragraph 6 below.
6.    Retained Rights.

(a)Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with your or any Releasee’s obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with your or any Releasee’s right and/or obligation to contact, cooperate with, provide information to—or testify or otherwise participate in any action, investigation or proceeding of—any federal, state, or local government agency, commission or entity (including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or the Securities and Exchange Commission (“SEC”); or (iii) to restrict or otherwise interfere with your or any Releasee’s right and/or obligation to disclose any information or produce any documents as is required by law or legal process.

(b)Further, this Agreement, including the General Release in Paragraph 4 does not prevent you or any Releasee from contacting or filing a charge or complaint with any federal, state or local government agency, commission or entity (including, but not limited to, the EEOC, NLRB or SEC) or restrict or otherwise interfere with the information you or any Releasee may provide to them in connection with any such contact, charge or complaint. However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 4 with regard to any charge you may file or which may be filed on your behalf. Notwithstanding the foregoing, nothing in this Agreement limits your right to receive an award for information provided to the SEC or any other government agency or entity.

7.Adequacy of Consideration. You acknowledge and agree that the Company’s payments and other benefits under Paragraph 3 above:

(a)Are not required by any policy, plan or prior agreement;

(b)Constitute adequate consideration to support your General Release in Paragraph 4 above; and

(c)Fully compensate you for the Claims you are releasing.
For purposes of this paragraph, “consideration” means something of value to which you are not already entitled.

8.Restricted Share Units. If you enter into and do not revoke this Agreement: (a) your eligibility to receive the 4,890 restricted share units and dividend equivalent rights (“RSUs”) previously granted to you in 2018 pursuant to the Pennsylvania Real Estate Investment Trust Second Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) shall continue pursuant to the terms of the 2003 Plan and the respective award agreements granted to you under the 2003 Plan; and (b) The 2,663 RSUs issued in 2016 and the 2,912 RSUs issued in 2017 shall terminate and are considered forfeited.

9.References. You agree that you will direct any and all prospective employers seeking a reference to contact only persons employed in the Company’s Human Resources Department. The Human Resources Department shall provide a neutral reference only, stating dates of employment and position held. However, if you supply the potential employer with your base salary as of your Separation Date, the Company will confirm or deny the accuracy of the statement which you provide to them.

10.Prohibition on Your Using or Disclosing Certain Information.

(a)At no time shall you directly or indirectly use, publish, or otherwise disclose or divulge to any third party without the express authorization of the Company, any confidential and/or trade secret information of the Company including, without limitation, trade secrets, private or confidential information, investment technology, programs, or products of the Company, any information concerning, referring, or relating to customers, vendors, services, products, processes, client lists, client files, prospect lists, transaction lists, shareholder information, contract forms, marketing information, books, records, files, pricing policies, business plans, records, any technical or financial information or data, or other information, unless such information is in the public domain not through any breach by you of this Paragraph. This also includes any business, financial, or personal information or data relating to the computers, files, e-mails, databases, or other information belonging to, maintained, received or prepared by any of the Company’s officers, owners, or employees, no matter where such information is maintained or stored, unless such information is in the public domain not through any breach by you of this Paragraph. After your Separation Date, you agree that you will not, directly or indirectly, access, retrieve, view, or use in any manner any of the Company’s computers, databases, e-mail, files, or other Company information for any purpose, unless such information is in the public domain not through any breach by you of this Paragraph. This restriction is subject to and limited by your Retained Rights in Paragraph 6 above.

(b)Nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that - (A) is made - (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual - (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

11.Company Property and Documents. You must return to the Company’s Human Resources Department, retaining no copies, (i) all Company property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers and prints outs) and (ii) all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.) You also must download all Company-related electronically stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment, cloud storage or personal email accounts and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices or equipment, cloud storage or personal email accounts. By signing this Agreement, you represent and certify that you have fully complied with these obligations.

12.Confidentiality of this Agreement. You agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except: (i) to your spouse, domestic partner or other immediate family member; (ii) to the extent required by law; (iii) in connection with any Claim to determine the scope, meaning, effect or enforceability of the Agreement; (iv) to obtain confidential legal, tax or financial advice with respect thereto; or (v) in connection with any of your Retained Rights as described in Paragraph 6 above. In the case of disclosure to persons described in (i) or (iv), the recipients of the information disclosed must agree to be bound by your confidentiality obligations under this Agreement and any disclosure on their part will constitute a breach by you of this Agreement. This restriction is subject to and limited by your Retained Rights in Paragraph 6 above.

13.Non-Defamation. You agree that you will not make any negative comments or defamatory remarks, in writing, orally or electronically, about the Company or any other Releasee (as defined in Paragraph 4(c) above) and their respective products and services. The Company agrees that the Company’s officers will not make any negative comments or defamatory comments or remarks, in writing, orally or electronically about you. This restriction is subject to and limited by your and the Releasee’s Retained Rights in Paragraph 6 above..

14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and without the aid of any canon, custom or rule of law requiring construction against the draftsperson. Any dispute relating to this Agreement shall be brought in the state or federal courts serving Philadelphia, Pennsylvania and all parties consent to the jurisdiction of such courts.

15.Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

16.Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

17.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied. This Agreement may not be modified or amended other than by an agreement in writing signed by an officer of the Company.

18.Acknowledgment. You acknowledge and agree that, subsequent to the termination of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. You also acknowledge and agree that you have been paid for all time worked and have received all other compensation owed to you, except for any payments owed to you pursuant to Paragraph 1 which shall be paid to you regardless of whether you sign this Agreement and Paragraph 2 which will be paid to you if you do not sign this Agreement.

19.Headings. The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.

20.Days. All references to a number of days throughout this Agreement refer to calendar days.

21.Representations. You agree and represent that:

(a)You have read carefully the terms of this Agreement, including the General Release;

(b)You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c)You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d)You were given twenty-one (21) days to determine whether you wished to sign this Agreement, including the General Release;

(e)Your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f)No promise or inducement not expressed in this Agreement has been made to you;

(g)You understand that you are waiving your Claims as set forth in Paragraph 4 above including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act; and

(h)You have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 4 above.

22.Counsel Fees. The Company will pay and/or reimburse you for your reasonable counsel fees and costs incurred by you in connection with the review and negotiation of the terms this Agreement prior to your execution of this Agreement.

23.Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days. If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. The Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a certified letter to Human Resources Director Jacquelyne Batista at the following address at the following address: 200 South Broad Street, Philadelphia, PA 19102-3803. The letter must be post‑marked within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the payments and other benefits set forth in Paragraph 3.

24.Offer Expiration Date. As noted above, you have twenty-one (21) days to decide whether you wish to sign this Agreement. If you do not sign this Agreement within twenty-one (21) days of your receipt of it, then this offer shall expire and you will not be eligible for the payments and other benefits set forth in Paragraph 3 above.

*    *    *
If you agree with the all of the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General Release, and return the signed Agreement to Human Resources Director Jacquelyne Batista.
We wish you the best in the future.
Sincerely,
/s/ Lisa Most 9/10/18
Lisa Most
Senior Vice President, Legal

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:
/s/ Jon Bell
Jon Bell
9/7/2018
Date
/s/ Theresa A. Bell
Witness